EXHIBIT 99.1

Investor Contacts:

Media Contact:

Evan Smith, CFA / Erica Pettit

Michael York

Financial Dynamics

Wehner & York, P.C.

212-850-5606 / 212-850-5614

703-476-8000

SFBC International Reports its Fourth Quarter and Full Year 2005 Financial Results

- - -

Company Provides New 2006 Guidance

PRINCETON, NJ, March 8, 2006 – SFBC International, Inc. (NASDAQ: SFCC), a provider of drug development services to branded pharmaceutical, biotechnology, generic drug and medical device companies, today reported its financial results for the fourth quarter and full year, ended December 31, 2005.

“Our late-phase clinical development services, bioequivalence services, and bioanalytical laboratory services delivered revenue and income growth in the fourth quarter of 2005, although our results were negatively impacted by the issues the company is facing relating to our Miami facility,” commented Jeffrey P. McMullen, chief executive officer of SFBC International. “Throughout 2006, we will look for opportunities to leverage the strong reputation in the industry for quality and service excellence of the Company’s subsidiaries, including PharmaNet and Anapharm.”

Fourth Quarter Financial Results

Direct revenue for the fourth quarter of 2005 was approximately $87.6 million, an increase of 81% compared to direct revenue for the fourth quarter of 2004 of approximately $48.3 million. Total net revenue for the fourth quarter of 2005 was approximately $116.9 million, which included reimbursed out-of-pocket expenses of approximately $29.3 million, a 137% increase over the reported total net revenue of approximately $49.3 million, reflecting reimbursed out-of-pocket expenses of approximately $1.1 million, in the fourth quarter of 2004.

As a result of the decline in business at the Company’s Miami facility, the Company will record a non-cash, pre-tax impairment charge for the fourth quarter of 2005. The impairment charge is related to the goodwill on the Company’s balance sheet incurred when the Company merged Clinical Pharmacology Associates into the Company’s Miami operations in August 2003. The Company currently estimates the impairment charge will be in the range of $17 million - $24 million. All financial results and comparisons in this release exclude the impact of the impairment charge to be recognized for the fourth quarter of 2005, except as described immediately below the reconciliation tables.

The Company, with the assistance of an independent third-party valuation specialist, estimated the amount of the impairment charge related to goodwill in accordance with Statement of Financial Accounting Standards (SFAS) No. 142 “Goodwill and Other Intangible Assets.” The valuation specialist tested impairment of tangible and intangible assets and will help management make the final determination of the impairment charge. To determine the range of the impairment charge, management estimated the fair market value of the Miami business based on historical performance, discounted cash flow projections and comparative market data, including EBITDA (earnings before interest, taxes, depreciation and amortization) multiples. The final measurement of the impairment has yet to be finalized; therefore, the estimated impairment charge represents management's current best estimate as to the actual charge. Upon finalization of the actual impairment charge for the fourth quarter of 2005, the Company will record this charge in its Form 10-K filing with the Securities and Exchange Commission.

Earnings from operations for the fourth quarter of 2005 decreased 45% to approximately $4.7 million, representing a 5.4% operating margin on direct revenue, compared to approximately $8.6 million for the fourth quarter of 2004, representing a 17.8% operating margin on direct revenue. Net earnings for the fourth quarter of 2005 decreased by 36% to approximately $3.8 million, or $0.20 per fully diluted share, compared to net earnings of approximately $5.9 million, or $0.38 per fully diluted share, in the fourth quarter of 2004. Net earnings and earnings per fully diluted share for the fourth quarter of 2005 includes additional legal and consulting fees related to recent events related to the Company’s Miami operations of approximately $737,000 pre-tax, or approximately $0.03 per fully diluted share net of tax effect, as well as the non-cash amortization of acquisition-related intangible expenses and the one-time charge related to the severance agreements described in this release.

On a non-GAAP basis, net earnings for the fourth quarter increased by 25% to approximately $7.8 million, or $0.42 per fully diluted share, compared to net earnings of approximately $6.3 million, or $0.40 per fully diluted share, in the fourth quarter of 2004. Non-GAAP net earnings and non-GAAP earnings per share (“EPS”) for the fourth quarter of 2005 exclude non-cash amortization of intangible expenses of approximately $913,000 and a one-time charge during the fourth quarter of 2005 related to the severance agreements with two former executives of approximately $3.8 million.

Reconciliation of GAAP Earnings Before Impairment Charge to Non-GAAP Net Earnings

	Three Months Ended December 31,
	2005	2004
GAAP earnings before impairment charge (a)	$3,788,810	$5,914,452
Add back: Amortization of acquisition-related intangible assets	$912,980	$461,300
Add back: One-time charge related to the severance agreements with two former executives	$3,825,000	0
Less: Tax effect of non-GAAP adjustments	$(706,774)	$(109,207)
Non-GAAP net earnings before impairment charge	$7,820,016	$6,266,545
Non-GAAP EPS before impairment charge	$0.42	$0.40
Shares used in computing non-GAAP net earnings before impairment charge per fully diluted share	18,753,018	15,551,174

___________

(a)

Using the estimated minimum impairment charge of $17 million, GAAP net earnings/(loss) for the fourth quarter 2005 would be reduced to a loss of approximately $(13.2 million), or $(0.70) per fully diluted share. Using the estimated maximum impairment charge of $24 million, GAAP net earnings/(loss) for the fourth quarter 2005 would be reduced to a loss of approximately $(20.2 million), or $(1.08) per fully diluted share.

Full Year 2005 Financial Results

Direct revenue for the full year 2005 was $334.8 million, an increase of 125% compared to direct revenue for the full year 2004 of $148.9 million. Total net revenue for the full year 2005 was $429.6 million, which included reimbursed out-of-pocket expenses of $94.8 million, a 169% increase over the reported total net revenue of $159.6 million, which included reimbursed out-of-pocket expenses of $10.7 million, in the full year 2004.

As previously stated, all financial results and comparisons in this release exclude the impact of the impairment charge to be recognized for the fourth quarter of 2005, except as described below the reconciliation tables.

Earnings from operations for the full year 2005 increased 50% to $41.3 million, representing a 12.3% operating margin on direct revenue, compared to $27.5 million for the full year 2004, representing an 18.5% operating margin on direct revenue. Net earnings for the full year 2005 increased by 28% to $25.1 million, or $1.37 per fully diluted share, compared to net earnings of $19.7 million, or $1.25 per fully diluted share, in the full year 2004. Net earnings and earnings per fully diluted share for 2005 include additional legal and consulting fees related to recent events arising out of operations at the Miami facility of approximately $737,000 pre-tax, or approximately $0.03 per fully diluted share net of tax effect as well as the non-cash amortization of intangible expenses, the non-recurring charges related to financing and the one-time charge related to the severance agreements described in this release.

On a non-GAAP basis, net earnings for the full year 2005 increased by 66% to $34.5 million, or $1.88 per fully diluted share, compared to net earnings of approximately $20.8 million, or $1.32 per fully diluted share, in the full year 2004. Non-GAAP net earnings and non-GAAP EPS for full year 2005 exclude: 1) non-cash amortization of intangible expenses of approximately $4.0 million pre-tax; 2) a one-time, non-cash charge of $3.3 million pre-tax related to the write-off of deferred financing costs in 2005; and 3) a one-time charge during the fourth quarter of 2005 related to the severance agreements with two former executives of approximately $3.8 million pre-tax.

Reconciliation of GAAP Net Earnings Before Impairment Charge to Non-GAAP Net Earnings

	12 Months Ended December 31,
	2005	2004
GAAP earnings before impairment charge (a)	$25,094,105	$19,658,891
Add back: Amortization of acquisition-related intangible assets	$3,979,365	$1,430,700
Add back: Non-recurring charges related to financing	$3,278,279	0
Add back: One-time charge related to the severance agreements with two former executives	$3,825,000	0
Less: Tax effect of non-GAAP adjustments	$(1,653,220)	$(338,699)
Non-GAAP earnings before impairment charge	$34,523,529	$20,750,892
Non-GAAP EPS before impairment charge	$1.88	$1.32
Shares used in computing non-GAAP net earnings per fully diluted share	18,356,030	15,753,815

___________

(a)

Using the estimated minimum impairment charge of $17 million, GAAP net earnings for the full year 2005 would be reduced to approximately $8.1 million, or $0.44 per fully diluted share. Using the estimated maximum impairment charge of $24 million, GAAP net earnings for the full year 2005 would be reduced to approximately $1.1 million, or $0.06 per fully diluted share.

Performance of Early Clinical Development Services and Laboratories Business and

Late-Phase Development Services Business

SFBC's Early Clinical Development and Laboratory Services Business (“Early Clinical Development”) primarily include the areas of Phase I/IIa clinical trials and support services, bioanalytical laboratory services, and clinical laboratory services. SFBC's Late-Phase Development Services Business (“Late Clinical Development”) consists of PharmaNet, which conducts Phase II through IV clinical trials, data management and biostatistics, medical and scientific affairs, regulatory affairs and submissions, and provides software tools and services for use in clinical trials. For the financial results provided below for the Early Clinical Development and Late Clinical Development businesses, SFBC has excluded an allocation of corporate expenses related to certain selling, general and administrative (“S,G&A”) expenses of $4.4 million for the fourth quarter of 2005 and $12.4 for the full year 2005.

For the fourth quarter 2005, SFBC recorded direct revenue, which does not include reimbursed out-of-pocket expenses, from Early Clinical Development of approximately $45.6 million, or 52%, and from Late Clinical Development approximately $41.9 million, or 48%. Earnings from operations for Early Clinical Development were approximately $4.1 million, representing an 8.9% operating margin on direct revenue and a non-GAAP operating margin of 16.1%, during the fourth quarter 2005. Earnings from operations for Late Clinical Development were approximately $5.0 million, representing a 12.0% operating margin on direct revenue and a non-GAAP operating margin of 13.6%, during the fourth quarter 2005. For SFBC’s Early Clinical Development and Late Clinical Development businesses, the non-GAAP operating income and margins exclude the impact of amortization of intangibles.

For the full year 2005, SFBC recorded direct revenue, which does not include reimbursed out-of-pocket expenses, by development phase of approximately $177.2 million, or 53%, from Early Clinical Development and of approximately $157.5 million, or 47%, from Late Clinical Development. Earnings from operations for Early Clinical Development were approximately $35.2 million, representing a 19.9% operating margin on direct revenue and a non-GAAP operating margin of 22.3%, during full year 2005. Earnings from operations for Late Clinical Development were approximately $18.3 million, representing an 11.6% operating margin on direct revenue and a non-GAAP operating margin of 13.3%. For SFBC’s Early Clinical Development and Late Clinical Development businesses, the non-GAAP operating income and margins exclude the impact of amortization of intangibles.

SFBC has provided the following summary of Early Clinical Development and Late Clinical Development, excluding the allocation of corporate expenses related to S,G&A expenses of $4,375,285 for the fourth quarter of 2005 and $12,274,025 for the full year 2005:

Early Clinical Development Summary (Phase I – IIa)

	Fourth Quarter	Full Year
	2005	2005
Direct Revenues	$45,620,121	$177,221,149
Operating Income	$4,055,310	$35,231,873
Amortization of intangibles	$238,673	$1,291,099
Add back: Allocation of one-time charge related to the severance agreements with two former executives (a)	$3,060,000	$3,060,000
Non-GAAP Operating Income	$7,353,983	$39,582,972
Operating Margin	8.9%	19.9%
Non-GAAP Operating Margin	16.1%	22.3%

___________

a)

The balance of the one-time charge related to the severance agreements is allocated to corporate expenses.

Late Clinical Development Summary (Phase IIb – IV)

	Fourth Quarter	Full Year
	2005	2005
Direct Revenues	$41,938,308	$157,529,409
Operating Income	$5,017,176	$18,311,009
Amortization of intangibles	$674,307	$2,688,266
Non-GAAP Operating Income	$5,691,483	$20,999,275
Operating Margin	12.0%	11.6%
Non-GAAP Operating Margin	13.6%	13.3%

Other Financial Information

At December 31, 2005, backlog for SFBC was approximately $360.9 million, which was an increase of $20.5 million, or 6%, from approximately $340.4 million at September 30, 2005 and an increase of $49.4 million, or 16%, from approximately $311.5 million at December 31, 2004. Backlog consists of anticipated direct revenue from contracts and letters of intent that either have not started but are anticipated to begin in the near future or are in process and have not been completed.

Net DSOs, which includes accounts receivable and unbilled services less current and long-term advanced billings, improved to 37 days at December 31, 2005 from 52 days at September 30, 2005.

SFBC reported an increase of approximately $7.5 million in cash, cash equivalents, and investments in marketable securities in the fourth quarter to approximately $38.8 million at December 31, 2005 from approximately $31.3 million at September 30, 2005. During the fourth quarter, SFBC used approximately $12.4 million to purchase approximately 606,300 shares of SFBC’s common stock for an average share price of $20.49. As of December 31, 2005, SFBC had approximately $143.8 million in convertible notes outstanding and approximately $17.0 million drawn on its $90 million line of credit.

SFBC's effective tax rate in the fourth quarter of 2005 was (23.4)% compared to 19.6% in the fourth quarter of 2004. SFBC's effective tax rate for full year 2005 was 14.9% compared to 23.7% for full year 2004. The lower effective tax rate for the fourth quarter and full year 2005 is primarily due to higher interest expense recorded in the U.S. on the Company’s debt and a larger proportion of the Company’s profits originating in foreign countries, which have significantly lower tax rates than the U.S.

Full Year 2006 Guidance

Investors should not rely on the guidance previously issued in December 2005, which was previously withdrawn. SFBC is providing new 2006 guidance that is based upon SFBC’s current business outlook, including a significant decrease in revenues at its Miami facility, and a substantial increase in legal and related expenses pertaining to recent issues. The Company anticipates its direct revenue in 2006 will be approximately $332 million - $347 million.

SFBC has provided the following summary of its 2006 EPS guidance:

Summary of 2006 EPS Guidance (a)
2006E EPS
GAAP EPS (including stock option expense)	$1.30 - $1.44
Impact of expensing stock options under FAS 123(R)	$0.08
EPS (excluding stock option expense)	$1.38 - $1.52
Impact of non-cash expense of approximately $3.0 million related to acquisition-related amortization of intangibles	$0.14
NON-GAAP EPS (excluding stock option expense)	$1.52 - $1.66
Stock Option Expense	$0.08
NON-GAAP EPS (including stock option expense)	$1.44 - $1.58

____________

a)

All line items are represented per fully diluted share and individual line items are each net of tax effect

Conference Call and Webcast Information

SFBC plans to host a conference call and Webcast to review its fourth quarter and full year 2005 results at 8:30 a.m. Eastern Standard Time on Thursday, March 9, 2006. To access the conference call, please dial the following teleconference number (877) 691-0878 (U.S.) or (973) 582-2773 (International) or, to listen to the simultaneous Webcast, please visit www.sfbci.com.

For those unable to access the live call, there will be an audio replay available from March 9, 2006 at approximately 11:00 a.m. Eastern Standard Time through March 17, 2006 at 11:59 p.m. Eastern Standard Time. To listen to the audio replay, please dial (877) 519-4471 (U.S.) or (973) 341-3080 (International) and use the following replay pin code: 7081622. A replay of the Webcast will be available at www.sfbci.com approximately two hours after the live call ends through April 8, 2006 at 11:59 p.m. Eastern Standard Time.

About SFBC International, Inc.

SFBC International, Inc. is an international drug development services company offering a comprehensive range of clinical development, clinical and bioanalytical laboratory, and consulting services to the branded pharmaceutical, biotechnology, generic drug and medical device industries. SFBC has more than 35 offices, facilities and laboratories with approximately 2,500 employees strategically located throughout the world. For more information, visit SFBC's website at www.sfbci.com.

Non-GAAP Financial Measures

This press release contains non-GAAP financial measures, which exclude, among other items, amortization of acquisition-related intangible assets and the impact of the one-time severance charge. Guidance also excludes any charge for stock option expenses. SFBC excludes these items from the non-GAAP financial measures because they are outside of its operations and are a useful indicator which allows management to monitor SFBC’s underlying business performance. Non-GAAP results also allow investors to compare the reported GAAP results and the non-GAAP First Call consensus estimate and to compare the Company's operations against the financial results of other companies in the industry. The non-GAAP financial measures included in this press release should not be considered superior to or a substitute for results of operations prepared in accordance with GAAP. Reconciliations of the non-GAAP financial measures used in this press release to the most directly comparable GAAP financial measures are set forth in the text of, and the accompanying tables to, this press release, and can also be found on the Company's website at www.sfbci.com.

Forward-Looking Statements

The statements made in this press release relating to the leveraging the strong reputation of the Company’s subsidiaries, the estimated impairment charge, estimated stock option expense, and 2006 guidance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). Additionally words such as "seek," "intend," "believe," "plan," "estimate," "expect," "anticipate" and other similar expressions are forward-looking statements within the meaning of the Act. Some or all of the results anticipated by these forward-looking statements may not occur. Factors that could cause or contribute to such differences include, but are not limited to, whether adverse publicity relating to SFBC’s Miami operations causes clients to select competitors, not only for early stage branded clinical trials but also for other aspects of SFBC’s business; SFBC’s ability to resolve open issues relating to its Miami property including  whether  it can change the hospital-type classification, whether a building permit will be issued, whether it can complete its remediation plan on a timely basis and within reasonable cost parameters, whether SFBC will  prevail in  the pending land lease litigation and whether, depending on the outcome of these issues, it will relocate or close its Miami facility; continued adverse publicity related to actions of the United States Senate Finance Committee; developments with respect to the SEC’s inquiry; SFBC’s ability to successfully achieve and manage the technical requirements of specialized clinical trial services, while complying with applicable rules and regulations; the Miami subsidiary’s continued ability to recruit participants for clinical trials; regulatory changes; changes affecting the clinical research industry; a reduction of outsourcing by pharmaceutical and biotechnology companies; SFBC's ability to compete internationally in attracting clients in order to develop additional business; cancellation of contracts; SFBC’s ability to retain and recruit new employees; SFBC's clients' ability to provide the drugs and medical devices used in its clinical trials; SFBC’s future stock price; and the national and international economic climate as it affects drug development operations. Further information can be found in SFBC's risk factors contained in the Form S-3 filed with the SEC in 2005 and other filings with the Securities and Exchange Commission.

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SFBC INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (SEE NOTE BELOW)

FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2005 AND 2004

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005 (Unaudited)	2004 (Unaudited)	2005 (Unaudited)	2004
Net revenue
Direct revenue	$87,558,429	$48,256,974	$334,750,558	$148,929,373
Reimbursed out-of-pockets	29,294,126	1,063,459	94,842,390	10,655,311
Total net revenue	116,852,555	49,320,433	429,592,948	159,584,684
Costs and expenses
Direct costs	52,581,751	24,760,319	191,138,865	75,802,683
Reimbursable out-of-pocket expenses	29,294,126	1,063,459	94,842,390	10,655,311
Selling, general and administrative expenses	30,279,477	14,896,915	102,342,836	45,598,163
Total costs and expenses	112,155,354	40,720,693	388,324,091	132,056,157
Earnings from operations	4,697,201	8,599,740	41,268,857	27,528,527
Other income (expense)
Interest income	196,005	577,999	890,646	1,345,872
Interest expense	(1,672,135)	(1,700,751)	(12,016,506)	(2,690,995)
Total other income (expense)	(1,476,130)	(1,122,752)	(11,125,860)	(1,345,123)
Earnings before income taxes	3,221,071	7,476,988	30,142,997	26,183,404
Income tax expense	(753,285)	1,463,190	4,496,491	6,198,571
Earnings before minority interest in joint venture	3,974,356	6,013,798	25,646,506	19,984,833
Minority interest in joint venture	185,546	99,346	552,401	325,942
Net earnings	$3,788,810	$5,914,452	$25,094,105	$19,658,891

Earnings per share:
Basic	$0.21	$0.40	$1.42	$1.31
Diluted	$0.20	$0.38	$1.37	$1.25
Shares used in computing earnings per share:
Basic	18,247,667	14,807,763	17,701,810	15,047,245
Diluted	18,753,018	15,551,174	18,356,030	15,753,815

For the periods ended December 31, 2005, the statements of earnings presented above do not reflect the effect of the range of the impairment charge of approximately $17.0 to $24.0 million described within this press release.

SFBC INTERNATIONAL, INC. AND SUBSIDIARIES

SELECTED CONSOLIDATED BALANCE SHEET INFORMATION (SEE NOTE BELOW)

FOR THE PERIOD ENDED DECEMBER 31, 2005

	December 31, 2005	December 31, 2004
ASSETS
Cash, equivalents, and investments in marketable securities	38,834,703	34,644,293
Accounts receivable	117,871,669	98,067,099
Total current assets	181,500,708	150,266,110

Fixed assets	73,265,110	63,906,271

Total assets	602,552,462	558,187,110

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	114,725,430	99,168,612

Total liabilities	304,245,999	385,771,783

Stockholders' equity	298,306,463	172,415,327

Total liabilities and stockholders' equity	602,552,462	558,187,110

The balance sheet at December 31, 2005 presented above does not reflect the effect of the range of the impairment charge of approximately $17.0 to $24.0 million described within this press release.